UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	0-5465	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

On June 11, 2015, Steel Partners Holdings L.P. (the “Company”) held its Annual Meeting of Limited Partners (the “Annual Meeting”). A total of 27,651,544 limited partnership units of the Company were entitled to vote as of April 15, 2015, the record date for the Annual Meeting. There were 23,203,919 units present in person or by proxy at the Annual Meeting, representing approximately 83.91% of the units entitled to vote. At the Annual Meeting unitholders were asked to vote on three proposals; set forth below are the matters acted upon by the unitholders at the Annual Meeting, and the final voting results of each such proposal.

Proposal 1

The unitholders elected each of the five independent director nominees to the Board of Directors of the Company’s general partner, Steel Partners Holdings GP Inc., until the limited partners’ annual meeting in 2015 and until their successors are duly elected and qualified.

Nominee	For	Against	Withheld	Broker Non-Votes
Anthony Bergamo	19,195,934	233,186	4,655	3,770,144
John P. McNiff	19,165,229	234,586	33,960	3,770,144
Joseph L. Mullen	19,195,934	233,186	4,655	3,770,144
General Richard I. Neal	19,195,934	233,186	4,655	3,770,144
Allan R. Tessler	19,195,934	233,186	4,655	3,770,144

Proposal 2

The unitholders approved, on an advisory basis, the compensation of the Company’s named executive officers.

For	18,861,092
Against	477,036
Abstain	95,647
Broker Non-Votes	3,770,144

Proposal 3

The unitholders ratified the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.

For	22,953,220
Against	246,044
Abstain	4,655
Broker Non-Votes	0

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 16, 2015	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ James F. McCabe, Jr.
James F. McCabe, Jr.
Chief Financial Officer